                                                                          10.42a

                              FIRST AMENDMENT TO
                        KEWAUNEE SCIENTIFIC CORPORATION
                           PENSION EQUALIZATION PLAN
                            (Effective May 1, 1999)

     The Kewaunee Scientific Corporation Pension Equalization Plan (the "Plan"), as established effective May 1, 1999, is hereby amended this 27th day of May, 1999, effective as of the original effective date of the Plan, as follows:

     1.   Section 5.4 of the Plan is amended to read as follows:

     "5.4 Funding.  The Company shall make payment of its contributions under
          -------
the Plan to the Company's Irrevocable Grantor Trust, which was originally established in connection with the establishment of the Company's Executive Deferred Compensation Plan, and which is being amended contemporaneously with the establishment of this Plan to accept contributions under this Plan in addition to contributions under the Executive Deferred Compensation Plan. Such contributions shall be made, either in cash or by the delivery to the trustee thereunder of insurance contracts, in such amounts as the Company shall reasonably decide are necessary to provide for all benefits payable under the Plan, subject to the provisions of the Trust Agreement establishing the Irrevocable Grantor Trust with respect to required contributions in the event of a Potential Change in Control (as defined therein). The Company may establish a separate trust for the accumulation and investment of all or part of the contributions under this Plan, in which event the term Irrevocable Grantor Trust shall also include such separate trust. The Company shall have the right to appoint and remove trustees of the Irrevocable Grantor Trust and to amend the trust agreement governing the Irrevocable Grantor Trust, subject to the terms thereof. The establishment and funding of the Irrevocable Grantor Trust shall not relieve the Company of its obligations under this Plan, but any amount actually paid by the Irrevocable Grantor Trust to a Participant or beneficiary shall be credited against the amount owed by the Company to such

Participant or beneficiary under the Plan. No employee shall have any right, title, or interest whatever in or to any insurance contracts, investment reserves, accounts, funds or grantor trusts that the Company may purchase, establish, or accumulate to aid in providing the benefits under this Plan. Neither an employee nor a beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor of the Company. Any assets of the Company or of any trust or other fund of the Company from which Plan benefits may be paid shall remain in all respects assets of the Company until payments of such benefits are actually made. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Company and an employee or any other person."

     2.   In all other respects, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized officers on the date and year first above written.


                              KEWAUNEE SCIENTIFIC CORPORATION



                              By: /s/ James J. Rossi
                                 ---------------------------------------
                                  Its: Vice President of Human Resources

                                      -2-